Exhibit 18

LETTER ON CHANGE IN ACCOUNTING PRINCIPLES

July 20, 2012

ConAgra Foods, Inc.

1 Conagra Drive

Omaha, Nebraska 68102

Ladies and Gentlemen:

We have audited the consolidated balance sheets of ConAgra Foods, Inc. and subsidiaries (the Company) as of May 27, 2012 and May 29, 2011, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the years in the three-year period ended May 27, 2012, and have reported thereon under date of July 20, 2012. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended May 27, 2012. As stated in Note 1 to those financial statements, the Company changed its method of accounting for pension benefits to immediately recognize actuarial gains and losses in its operating results in the year in which they occur, to the extent they exceed 10 percent of the greater of the market related value of plan assets or the plans’ projected benefit obligation (“the corridor”), and to use the fair value of plan assets for purposes of calculating the expected return on plan assets. Note 1 also states that the newly adopted accounting principles are intended to improve the transparency of the Company’s operating results by more quickly recognizing the effects of changes in plan asset values and the impact of current interest rates on plan obligations. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting changes, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted methods of accounting are preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP